Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-213170 and 333-33878) of Teledyne Technologies Incorporated of our report dated June 28, 2024 relating to the statement of net assets available for benefits of the Teledyne Technologies Incorporated 401(k) Plan (the “Plan”) as of December 31, 2023 appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2024.

/s/ Moss Adams, LLP

Los Angeles, California
June 30, 2025